Exhibit 10(ii)

DEBT SETTLEMENT AGREEMENT

This Debt Settlement Agreement (this “Agreement”) is made on March 1st, 2010 between Hans Rigendinger, a Swiss individual with a residence at Hartbertstrasse 11, CH-7000 Chur, Switzerland (“Creditor”) and SunVesta, Inc., a Florida corporation with offices located in Switzerland (“Debtor”).

SECTION ONE
ACKNOWLEDGEMENT OF EXISTING OBLIGATION

The parties acknowledge that Debtor is at present indebted to Creditor in the sum of forty nine thousand nine hundred and ninety United State Dollars (US $49,990) due to loans provided by Creditor to Debtor.

SECTION TWO
AGREEMENT FOR DIFFERENT METHOD OF PAYMENT

Debtor and Creditor desire and agree to provide for the payment of the above-stated indebtedness in accordance with terms and provisions different from, and in substitution of, the terms and obligations of the loans as described in Section One above.

SECTION THREE
CONSIDERATION

In consideration of the mutual promises contained in this Agreement, Debtor and Creditor agree as follows:

c.

Method of Payment: Debtor agrees to pay to Creditor and Creditor agrees to accept from Debtor, in full satisfaction of US$49,990 of the indebtedness described in Section One, above, seven hundred and sixty nine thousand, seventy six (769,076) shares of Debtor’s common stock, valued at US$0.065 per share, as consideration for the debt owed to Creditor due to loans provided by Creditor to Debtor.

d.

Satisfaction: On execution of this Agreement and Debtor’s board of directors resolution authorizing the issuance of 769,076 shares of Debtor’s common stock to Creditor provided for in Section Three (a) above, the original indebtedness of Debtor to Creditor, as described in Section One, above, will be forever cancelled and discharged.

In witness whereof, the parties have executed this Agreement in Switzerland on the date first mentioned above.

SunVesta, Inc.

/s/ Josef Mettler

By: Josef Mettler, Chief Executive Officer

Hans Rigendinger

/s/ Hans Rigendinger

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